ATLANTIC AMERICAN POSTS 12.5% INCREASE IN FIRST QUARTER RESULTS

ATLANTA, Georgia, May 11, 2011 - Atlantic American Corporation (Nasdaq- AAME) today reported first quarter 2011 results, which included a 12.5% increase in net income for the first quarter ended March 31, 2011 to $469,000, or $.02 per diluted share, compared to $417,000, or $.01 per diluted share, in the first quarter of 2010.  Total revenue for the first quarter of 2011 increased to $28.1 million, an increase of 8.1% from 2010 first quarter revenue of $26.0 million.  Premiums for the first quarter of 2011 increased 8.8% to $25.4 million from $23.4 million for the comparable quarter in 2010.  The increase in premiums for the 2011 first quarter was due to strong earned premium growth in the property & casualty business coupled with the continued steady growth in the life and health business.

Commenting on the quarter, Hilton H. Howell, Jr., Chairman, president and chief executive officer, stated “2011 is off to an excellent start, even though rough winter weather in various parts of the country have tempered our results.  We continue to refine our strategy and focus on profitable operations in our business.  The results of our investment in business development activities continues to be reflected in our increasing premium volume and we remain focused on growing our business while minimizing any fixed cost increases.  We look forward to building on the positive results of our most recently completed quarter.  The dividend we recently paid to our shareholders of record at the end of March is our first since 1988 and reflects our commitment to increasing long term shareholder value.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data
As of March 31, 2011
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2011	2010

Insurance premiums
Life and health	$ 15,989	$ 15,301
Property and casualty	9,433	8,057
Investment income	2,569	2,557
Realized investment gains, net	1	-
Other income	63	48

Total revenue	28,055	25,963

Insurance benefits and losses incurred
Life and health	11,336	10,957
Property and casualty	5,295	4,433
Commissions and underwriting expenses	7,901	7,140
Interest expense	640	642
Other	2,255	2,217

Total benefits and expenses	27,427	25,389

Income before income taxes	628	574

Income tax expense	159	157

Net income	$ 469	$ 417

Net income per common share (basic and diluted):	$ 0.02	$ 0.01

	March 31,	December 31,
Selected Balance Sheet Data	2011	2010

Total cash and investments	$ 221,368	$ 212,953
Insurance subsidiaries	194,968	186,652
Parent and other	26,400	26,301
Total assets	269,843	277,566
Insurance reserves and policyholder funds	133,893	137,902
Debt	41,238	41,238
Total shareholders' equity	81,910	82,693
Book value per common share	3.37	3.40
Statutory capital and surplus
Life and health	32,519	31,874
Property and casualty	39,178	38,717